EXHIBIT 99.2

90-92 Main Street, P.O. Box 58

Wellsboro, PA 16901

Phone: (570) 724-3411 Fax: (570) 723-8097

E-Mail: cnemail@cnbankpa.com Web Page: http://www.cnbankpa.com

Stock Symbol: CZNC

Chartered 1864

FEDERAL DEPOSIT INSURANCE CORP

June 30, 2014	QUARTERLY REPORT

Dear Shareholder:

Net income of $8,451,000 for the first six months of 2014 remained respectable as evidenced by a Return on Average Assets (ROAA) of 1.38%. First half 2014 net income was 12.70% less than the first half of 2013. There were two major reasons for the decline. First, net interest income after provision for loan losses for the first six months of 2014 declined $1,482,000 compared to the first six months of 2013 due to cash flows being reinvested at considerably lower yields causing margin compression. Secondly, as mortgage refinancing has slowed, net gains from sales of loans decreased $640,000 as compared to the first half of 2013. On a positive note noninterest expenses were reduced by $202,000.

Total assets grew 2.27% as compared to one year ago though loans continued to decline by 5.16% due to soft loan demand. Deposits and Repo Sweep Accounts increased by 3.01% over the last twelve months, and borrowed funds were reduced by $12,271,000. Trust Assets Under Management increased to $824,279,000, a robust increase of 13.28%.

Capital ratios remain strong and dividends of 52 cents per share were paid during the first six months of 2014 which represents a 4.0% increase over the prior year. Based on a quarter ending market share price of $19.49 the dividend payout represents a very attractive 5.34% yield.

As shareholders, we continue to solicit your support and stand willing to address any concern you may have.

Charles H. Updegraff, Jr.

Chairman, President & CEO

CITIZENS & NORTHERN CORPORATION

BOARD OF DIRECTORS

Charles H. Updegraff, Jr. - Chairman

Dennis F. Beardslee	Raymond R. Mattie
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Leo F. Lambert	Ann M. Tyler

CITIZENS & NORTHERN BANK

1-877-838-2517

OFFICES

428 S. Main Street, ATHENS, PA 18810

3 Main Street, CANISTEO, NY 14823

10 N Main Street, COUDERSPORT, PA 16915

111 Main Street, DUSHORE, PA 18614

563 Main Street, EAST SMITHFIELD, PA 18817

104 Main Street, ELKLAND, PA 16920

135 East Fourth Street, EMPORIUM, PA 15834

6250 County Route 64, HORNELL, NY 14843

230-232 Railroad Street, JERSEY SHORE, PA 17740

102 E. Main Street, KNOXVILLE, PA 16928

514 Main Street, LAPORTE, PA 18626

4534 Williamson Trail LIBERTY, PA 16930

1085 S. Main Street, MANSFIELD, PA 16933

612 James Monroe Avenue, MONROETON, PA 18832

3461 Rte.405 Highway, MUNCY, PA 17756

100 Maple Street, PORT ALLEGANY, PA 16743

24 Thompson Street, RALSTON, PA 17763

1827 Elmira Street, SAYRE, PA 18840

2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702

41 Main Street, TIOGA, PA 16946

428 Main Street, TOWANDA, PA18848

Court House Square, TROY, PA 16947

90-92 Main Street, WELLSBORO, PA 16901

130 Court Street, WILLIAMSPORT, PA 17701

1510 Dewey Ave., WILLIAMSPORT, PA 17702

Route 6, WYSOX, PA 18854

TRUST & FINANCIAL MANAGEMENT GROUP

3 Main Street, Canisteo, NY 14823	607-698-4295
10 N Main Street, Coudersport, PA 16915	800-921-9150
1827 Elmira Street, Sayre, PA 18840	888-760-8192
428 Main Street, Towanda, PA 18848	888-987-8784
90-92 Main Street, Wellsboro, PA 16901	888-487-8784
130 Court Street, Williamsport, PA 17701	866-732-7213

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901
BANKCARD SERVICES - 90-92 Main St., Wellsboro PA 16901	800-577-8001
ELECTRONIC BANKING – 10 Nichols St., Wellsboro, PA 16901	877-838-2517
www.cnbankpa.com

C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(In Thousands, Except Per Share Data) (Unaudited)
	2ND	1ST	2ND	6 MONTHS ENDED
	QUARTER	QUARTER	QUARTER	JUNE 30,
	2014	2014	2013	2014	2013
	(Current)	(Prior Qtr)	(Prior Yr)	(Current)	(Prior Yr)
Interest and Dividend Income	$11,563	$11,406	$12,355	$22,969	$25,002
Interest Expense	1,290	1,288	1,415	2,578	3,015
Net Interest Income	10,273	10,118	10,940	20,391	21,987
Provision (Credit) for Loan Losses	446	(311)	66	135	249
Net Interest Income After Provision (Credit) for Loan Losses	9,827	10,429	10,874	20,256	21,738
Other Income	3,980	3,751	4,191	7,731	8,034
Net Gains on Available-for-sale Securities	103	31	100	134	1,259
Loss on Prepayment of Borrowings	0	0	0	0	1,023
Other Noninterest Expenses	8,347	8,524	8,520	16,871	17,073
Income Before Income Tax Provision	5,563	5,687	6,645	11,250	12,935
Income Tax Provision	1,400	1,399	1,671	2,799	3,255
Net Income	$4,163	$4,288	$4,974	$8,451	$9,680

PER COMMON SHARE DATA:
Net Income - Basic	$0.33	$0.35	$0.40	$0.68	$0.78
Net Income - Diluted	$0.33	$0.34	$0.40	$0.68	$0.78
Dividend Per Share	$0.26	$0.26	$0.25	$0.52	$0.50
Number Shares Used in Computation - Basic	12,441,679	12,417,627	12,342,755	12,429,717	12,331,943
Number Shares Used in Computation - Diluted	12,459,384	12,444,797	12,369,311	12,451,459	12,359,284

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands, Except Per Share Data) (Unaudited)
	JUNE 30,	MAR. 31,	JUNE 30,
	2014	2014	2013
ASSETS
Cash & Due from Banks	$59,948	$61,087	$35,776
Available-for-sale Securities	512,748	484,014	470,068
Loans Held for Sale	0	133	725
Loans, Net	614,347	617,475	647,772
Intangible Assets	12,012	12,020	12,055
Other Assets	57,150	60,410	61,948
TOTAL ASSETS	$1,256,205	$1,235,139	$1,228,344

LIABILITIES
Deposits	$979,239	$961,833	$950,769
Repo Sweep Accounts	4,637	4,730	4,387
Total Deposits and Repo Sweeps	983,876	966,563	955,156
Borrowed Funds	73,201	73,270	85,472
Other Liabilities	9,955	10,544	8,355
TOTAL LIABILITIES	1,067,032	1,050,377	1,048,983

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	183,757	182,220	176,681
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Securities	5,316	2,442	2,832
Defined Benefit Plans	100	100	(152)
TOTAL SHAREHOLDERS' EQUITY	189,173	184,762	179,361
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,256,205	$1,235,139	$1,228,344

CONDENSED, CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)
	6 MONTHS ENDED		%
	JUNE 30,		INCREASE
	2014	2013	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$8,451	$9,680	-12.70%
Return on Average Assets	1.38%	1.56%	-11.54%
Return on Average Equity	9.16%	10.57%	-13.34%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,256,205	$1,228,344	2.27%
Available-for-Sale Securities	512,748	470,068	9.08%
Loans (Net)	614,347	647,772	-5.16%
Allowance for Loan Losses	7,267	7,198	0.96%
Deposits and Repo Sweep Accounts	983,876	955,156	3.01%

OFF-BALANCE SHEET
Outstanding Balance of Mortgage Loans Sold
with Servicing Retained	150,725	126,489	19.16%
Trust Assets Under Management	824,279	727,647	13.28%

SHAREHOLDERS' VALUE
(PER COMMON SHARE)
Net Income - Basic	$0.68	$0.78	-12.82%
Net Income - Diluted	$0.68	$0.78	-12.82%
Dividends	$0.52	$0.50	4.00%
Common Book Value	$15.19	$14.52	4.61%
Tangible Common Book Value	$14.23	$13.55	5.02%
Market Value (Last Trade)	$19.49	$19.32	0.88%
Market Value / Common Book Value	128.31%	133.06%	-3.57%
Market Value / Tangible Common Book Value	136.96%	142.58%	-3.94%
Price Earnings Multiple	14.33	12.38	15.75%
Dividend Yield	5.34%	5.18%	3.09%
Common Shares Outstanding, End of Period	12,450,005	12,351,522	0.80%

SAFETY AND SOUNDNESS
Tangible Common Equity / Tangible Assets	14.24%	13.76%	3.49%
Nonperforming Assets / Total Assets	1.44%	0.80%	80.00%
Allowance for Loan Losses / Total Loans	1.17%	1.10%	6.36%
Total Risk Based Capital Ratio (a)	27.59%	25.75%	7.15%
Tier 1 Risk Based Capital Ratio (a)	26.27%	24.49%	7.27%
Leverage Ratio (a)	14.06%	13.51%	4.07%

AVERAGE BALANCES
Average Assets	$1,228,111	$1,243,433	-1.23%
Average Equity	$184,470	$183,111	0.74%

(a) Capital ratios for the most recent period are estimated.